Exhibit 10.27

                    November 18, 1998




Mr. Stephen M. Wolf
Chairman
US Airways, Inc.
2345 Crystal Drive
Arlington, Virginia  22227

Dear Steve:

     Reference is made to the letter agreement dated January 22, 1996 (the "SERP Letter Agreement") between you and US Airways, Inc. (the "Company") concerning supplemental retirement benefits to be paid to you upon your retirement from the Company. This letter, when countersigned by you, will constitute an amendment to the SERP Letter Agreement. This amendment has been approved by the Company's Board of Directors at its meeting on November 18, 1998. The Company agrees with you as follows:

     1.  Clause (ii) of paragraph 1(a) of the SERP Letter
Agreement is hereby amended in its entirety to read as follows:

     "(ii)  final average earnings under the Retirement
     Plan in the amount of the greater of (x)
     $1,000,000 or (y) final average earnings calculated in accordance with the Retirement Plan based on your actual salary and bonus,"

     2. Paragraph 2(d) of the SERP Letter Agreement is hereby amended in its entirety to read as follows:

     "(d)  In determining the amount of your
     supplemental benefit hereunder, except as otherwise set forth in paragraph 3 hereunder, the reduction factors, actuarial assumptions, definitions, administrative provisions and other applicable provisions of the Retirement Plan will control."

     3. Paragraph 3 of the SERP Letter Agreement is hereby amended in its entirety to read as follows:

     "3.	The amount of supplemental pension benefit
     calculated pursuant to paragraph 1 will be payable
     in the event of your normal retirement from the
     Company at any time following your attainment of age
     65.  You may elect to receive early retirement
     benefits under this agreement at any time after
     termination of your employment with the Company and
     upon your attainment of age 55.  In the event of
     your early retirement from the Company on or after
     age 60, there will be no reduction under the early
     retirement factors set forth in the Retirement Plan
     for early commencement of the payment of the
     supplemental pension benefit.   In the event of your
     early retirement from the Company prior to age 60, the supplemental pension benefit calculated pursuant to paragraph 1 will be reduced for early commencement in accordance with the early retirement reduction factors set forth in the Retirement Plan as if normal retirement age was age 60 and you had 30 years of service for the purposes of such reduction so that your supplemental pension benefit would be reduced by one-sixth of one percent for each of the first twenty-four months and by one-fourth of one percent for each month thereafter that benefit commencement precedes your 60th birthday;
     provided, however, that in the event of your early retirement following a Change of Control, as defined in your Amended and Restated Employment Agreement dated November 18, 1998, there will be no reduction in the supplemental pension benefit calculated under paragraph 1 regardless of your age at such early retirement."

     4. US Airways Group, Inc., the parent of the Company, hereby agrees that it is jointly and severally obligated for the payment of the obligations of the Company under the SERP
Letter Agreement as amended hereby.

     If you concur in the foregoing, please indicate your agreement by signing a copy of this letter in the space provided below.


                             US AIRWAYS, INC.

                             /s/ MICHELLE V. BRYAN
                             -------------------------------
                             Michelle V. Bryan
                             Vice President, Deputy General
                             Counsel and Secretary

Agreed:


/s/ Stephen M. Wolf
---------------------------
Stephen M. Wolf


US AIRWAYS GROUP, INC.

/s/ Michelle V. Bryan
---------------------------
Michelle V. Bryan
Secretary